Exhibit 99.(d)(21)

FORM OF AMENDMENT TO THE INVESTMENT MANAGEMENT AGREEMENT
FOR THE TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

          AMENDMENT, dated November 30, 2007, to the Investment Management Agreement dated February 1, 2006 (the “Agreement”), as amended, by and between TIAA-CREF Institutional Mutual Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust has established six additional series (the “Funds”) for which Trust would like Advisors to serve as investment manager pursuant to the terms of the Agreement between the Trust and Advisors, whereby Advisors provides investment management services to series of the Trust for a fee;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1.	As of the effective date of this Amendment, the following Funds shall be subject to the terms and provisions of the Agreement:

Enhanced Large-Cap Growth Index Fund
Enhanced Large-Cap Value Index Fund
Enhanced International Equity Index Fund
Lifecycle 2045 Fund
Lifecycle 2050 Fund
Lifecycle Retirement Income Fund

2.	The following shall be added to Appendix A of the Agreement:

Enhanced Large-Cap Growth Index Fund
Enhanced Large-Cap Value Index Fund

Assets Under Management (Billions)	Fee Rate (average daily net assets)

All Assets	0.35%

Enhanced International Equity Index Fund

Assets Under Management (Billions)	Fee Rate (average daily net assets)

All Assets	0.45%

Lifecycle 2045 Fund
Lifecycle 2050 Fund
Lifecycle Retirement Income Fund

Assets Under Management (Billions)	Fee Rate (average daily net assets)
All Assets	0.10%

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

By:
Title:

TEACHERS ADVISORS, INC.

By:
Title: